Exhibit 99.1

Press Release

Release Date:	July 28, 2017	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES THIRD QUARTER FISCAL 2017 RESULTS.

Philadelphia, Pennsylvania (July 28, 2017) – Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Bank (the "Bank"), reported net income of $2.1 million, or $0.25 per basic and diluted share, for the quarter ended June 30, 2017 as compared to net income of $777,000, or $0.10 per basic and diluted share, for the same quarter in fiscal 2016. The increase in the current period reflected the beneficial effects resulting from the acquisition of Polonia Bancorp, Inc. ("Polonia") acquisition completed on January 1, 2017 that was spearheaded by our new management team, combined with the results of the implementation by our new management team of strategies to improve earnings by increasing earning assets while simultaneously controlling operating expenses. For the nine months ended June 30, 2017, the Company recognized net income of $707,000, or $0.08 per basic and diluted share as compared to net income of $1.7 million, or $0.23 per basic and diluted shares, for the same period in fiscal 2016. The nine-month period in 2017 included a one-time $2.7 million pre-tax expense related to the Polonia acquisition as well as a $1.9 million non-cash pre-tax charge-off associated with a large lending relationship.

Dennis Pollack, President and CEO, commented, "The three months ended June 30, 2017 reflected not only the results of the successful implementation by our new management team of various strategies to enhance our earnings but also the successful acquisition and integration of Polonia.  Core earnings were substantially improved during the quarter and we are particularly pleased with the Company's direction."

Highlights for the quarter ended June 30, 2017 are as follows:

●	Net income for the three month period ended June 30, 2017 increased $1.3 million or 172.5% over the same period in 2016.
●	Core earnings (a non-GAAP measure) increased to $4.0 million for the nine month period ended June 30, 2017 from $1.9 million for the comparable period in fiscal 2016 (see reconciliation below).
●	Net loans increased an additional $35.9 million, excluding the loans acquired from Polonia in the acquisition, from $344.9 million at September 30, 2016.
●	Total deposits increased an additional $54.4 million, excluding the deposits acquired from Polonia in the acquisition, from $389.2 million at September 30, 2016.

Net Interest Income:

For the three months ended June 30, 2017, net interest income increased to $6.1 million as compared to $3.7 million for the same period in fiscal 2016. The increase reflected a $3.0 million, or 66.1%, increase in interest income, partially offset by an increase of $553,000, or 67.1%, in interest paid on deposits and borrowings. For the nine months ended June 30, 2017, net interest income increased to $15.0 million as compared to $10.4 million for the same period in fiscal 2016. The increase reflected a $5.7 million, or 44.3%, increase in interest income, partially offset by an increase of $1.1 million, or 45.9%, in interest paid on deposits and borrowings. The increase in net interest income in both periods in 2017 was primarily due to the increase in the weighted average balance of earning assets reflecting in large part the addition of earning assets acquired as of January 1, 2017 upon completion of the Polonia acquisition. In addition, during the third quarter of fiscal 2017 the average outstanding balance of loans increased $20.1 million while the average balance of investment securities increased $21.6 million, with such growth primarily funded with an increase in deposits.

          For the three and nine months ended June 30, 2017, the net interest margin was 2.99% and 2.82%, respectively, compared to 2.78% and 2.74% for the same periods in fiscal 2016. The margin improvements reflected in large part the increase in the weighted average balances of interest-earning  assets noted above as well as, to a lesser degree, the increase in the weighted average yield on earning assets which reflected the effects of purchase accounting fair value adjustments on the assets acquired from Polonia.

Non-Interest Income:

Non-interest income amounted to $625,000 and $1.5 million, respectively, for the three and nine month periods ended June 30, 2017, compared to $400,000 and $883,000, respectively, for the comparable periods in fiscal 2016. The increase experienced in both of the 2017 periods was primarily attributable to the addition of five full-serviced financial centers, along with the related customer deposit base (increased ATM fees and account service charges and transaction fees), acquired from Polonia along with an increased return on bank owned life insurance ("BOLI") as a result of the increase in the amount of BOLI due to the purchase of an additional $10.0 million of BOLI in the quarter ended December 31, 2016.

Non-Interest Expenses:

For the three and nine months periods ended June 30, 2017, non-interest expense increased $685,000 or 24.3% and $4.5 million or 52.6%, respectively, compared to the same periods in the prior fiscal year.  The primary reason for the increase for both three and nine months periods ended June 30, 2017 was the additional expense resulting from the Polonia acquisition which added five additional financial centers to our branch network as well as additional personnel. In addition, during the nine-month period ended June 30, 2017, the Company recorded a one-time merger related charge of approximately $2.7 million, pre-tax.

Income Taxes:

For the three-month period ended June 30, 2017, the Company recorded income tax expense of $1.1 million resulting in an effective tax rate of 32.8%, compared to $308,000 and an effective tax rate of 28.4% for the same period in 2016.  For the nine-month period ended June 30, 2017, the Company recorded income tax expense of $230,000 resulting in an effective tax rate of 24.5%, compared to $836,000 and an effective tax rate of 32.5% for the same period in 2016. The effective tax rate for the nine-month period ended June 30, 2017 was lower due to the net loss recognized during the second quarter of fiscal 2017 primarily as a result of the one-time merger-related costs incurred in connection with the acquisition of Polonia.

Balance Sheet:

At June 30, 2017, the Company had total assets of $870.7 million, as compared to $559.5 million at September 30, 2016, an increase of $311.2 million or 55.6%. The substantial majority of the growth was attributable to the acquisition of Polonia. In addition to the acquisition, the Company experienced growth in the balance of net loans receivable of $35.9 million or 10.4% not related to the acquisition when compared to the $344.9 million balance of net loans receivable as of September 30, 2016.

Total liabilities increased by $291.0 million to $736.5 million at June 30, 2017 from $445.5 million at September 30, 2016. As with the asset growth, the bulk of the liability growth resulted from the acquisition of Polonia. In addition to the deposits assumed, the Company assumed $56.0 million in FHLB advances in addition to the $64.8 million of such borrowings the Company already held. In addition to the deposit growth resulting from the acquisition, the Company experienced growth in deposits of $54.4 million or 14.0% when compared the balance outstanding at June 30, 2017 to the $389.2 million balance as of September 30, 2016.

Total stockholders' equity increased by $20.2 million to $134.2 million at June 30, 2017 from $114.0 million at September 30, 2016. This increase was primarily due to the issuance of common stock to the stockholders of Polonia in connection with the acquisition. Another item that impacted stockholders' equity was the termination of the Bank's employee stock ownership plan ("ESOP") as of December 31, 2016.  A portion of the shares of common stock held in the ESOP's suspense account was used to satisfy the ESOP's indebtedness in full. In addition, stockholders' equity was affected by a $1.5 million decline in the fair value of the Company's available-for-sale portfolio as well as the net loss incurred during the first six months of fiscal 2017.

Asset Quality:

At June 30, 2017, the Company's non-performing assets totaled $16.3 million or 1.9% of total assets as compared to $16.5 million or 2.8% of total assets at September 30, 2016.  Non-performing assets at June 30, 2017 included five construction loans aggregating $8.7 million, 33 one-to-four family residential loans aggregating $4.4 million, one single-family residential investment property loan in the amount $1.4 million and five commercial real estate loans aggregating $1.6 million.  Non-performing assets also included at June 30, 2017 one real estate owned property consisting of a single-family residential property with a carrying value of $192,000.  At June 30, 2017, the Company had nine loans aggregating $6.1 million that were classified as troubled debt restructurings ("TDRs"). Three of such loans aggregating $4.9 million were designated non-performing as of June 30, 2017 and on non-accrual status; one of such loans in the amount of $1.4 million has continued to make payments in accordance with the restructured loan terms, but management continues to have concerns over the borrower's ability to make future payments and as a result has determined to not return the loan to performing status. The remaining two TDRs classified non-accrual totaling $3.5 million are a part of one of the Bank's largest borrowing relationships totaling $8.9 million (after taking into account the $1.9 million write-down recognized during the quarter ending March 31, 2017). The primary project of the borrower is the subject of litigation between the Bank and the borrower and as a result, the project currently is not proceeding. The borrower has recently filed for bankruptcy under Chapter 11of the federal bankruptcy code. The Company has removed the underlying litigation noted above between the borrower from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The remaining six TDRs have performed in accordance with the terms of their revised agreements and have been placed on accruing status. As of June 30, 2017, the Company had reviewed $18.1 million of loans for possible impairment of which $12.7 million was classified substandard compared to $19.4 million reviewed for possible impairment and $14.6 million of which was classified substandard as of September 30, 2016.

          The Company recorded a provision for loan losses in the amount of $30,000 and $2.6 million for the three and nine months ended June 30, 2017. The provision for loan losses for the nine months ended June 30, 2017 was primarily due to a $1.9 million charge-off related to the aforementioned borrower whose primary project financed currently by the Bank involves the proposed development of 169 residential lots. As noted above, the Bank and the borrower are in litigation and no resolution of the situation has been arrived at as of the date hereof in part due to the bankruptcy filing by the borrower effected in June 2017. In light of the status of both the litigation as well as the progress of construction of the project, the Company recorded a $1.9 million non-cash charge-off during the quarter ended March 31, 2017.  The remaining portion of the provision recorded during the nine-months ended June 30, 2017 was related to an increase in the outstanding loans balance.  The loans acquired from Polonia initially did not have any impact on the allowance for loan losses, because they were acquired at their fair value. Any write-downs to fair value were reflected in the one-time merger-related charge. In the event that the credit quality of any loans acquired from Polonia credit should deteriorate in the future, additional provisions may be required.

The allowance for loan losses totaled $4.1 million, or 0.7% of total loans and 25.2% of total non-performing loans (which included loans acquired from Polonia at their fair-value) at June 30, 2017 as compared to $3.3 million, or 0.9% of total loans and 20.6% of total non-performing loans at September 30, 2016. The Company believes that the allowance for loan losses at June 30, 2017 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as 10 additional full-service financial centers, eight of which are in Philadelphia, one is in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company, or other effects of the merger of the Company and Polonia. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission ("SEC") and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: difficulties and delays in integrating the Polonia business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan, investment and mortgage-backed securities portfolios; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees; and the success of the Company at managing the risks involved in the foregoing.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company's filings with the SEC, including the "Risk Factors" section in its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

		SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
		(Unaudited)
		At June 30,	At September 30,
		2017	2016
		(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets		$870,703	$559,480
Cash and cash equivalents		22,927	12,440
Investment and mortgage-backed securities:
Held-to-maturity		59,654	39,971
Available-for-sale		183,439	138,694
Loans receivable, net		544,422	344,948
Goodwill and intangible assets		7,910	--
Deposits		614,846	389,201
FHLB advances		108,078	50,638
Non-performing loans		16,090	15,878
Non-performing assets		16,282	16,459
Stockholders' equity		134,196	114,002
Full-service offices		11	6
	At or For the Three Months Ended June 30,		At or For the Nine Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$7,430	$4,474	$18,606	$12,896
Total interest expense	1,377	824	3,608	2,473
Net interest income	6,053	3,650	14,998	10,423
Provision for loan losses	30	150	2,580	225
Net interest income after provision for loan losses	6,023	3,500	12,418	10,198
Total non-interest income	625	400	1,500	883
Total non-interest expense	3,500	2,815	12,981	8,507
Income before income taxes	3,148	1,085	937	2,574
Income tax expense	1,031	308	230	836
Net income	$2,117	$777	$707	$1,738
Basic earnings per share	$0.25	$0.10	$0.08	$0.23
Diluted earnings per share	$0.25	$0.10	$0.08	$0.23
Dividends paid per common share	$0.03	$0.03	$0.09	$0.09
Tangible book value per share at end of period	$14.02	$14.05	$14.02	$14.05
Common stock outstanding (shares)	9,007,735	8,045,544	9,007,735	8,045,544

Selected Operating Ratios(1):
Average yield on interest-earning assets	3.67%	3.40%	3.49%	3.40%
Average rate paid on interest-bearing liabilities	0.76%	0.77%	0.78%	0.81%
Average interest rate spread(2)	2.91%	2.63%	2.71%	2.58%
Net interest margin(2)	2.99%	2.78%	2.82%	2.74%
Average interest-earning assets to average interest-bearing liabilities	112.35%	122.64%	114.92%	119.88%
Net interest income after provision for loan losses to non-interest expense	172.09%	124.33%	95.66%	124.74%
Total non-interest expense to total average assets	1.62%	2.05%	3.44%	2.15%
Efficiency ratio(3)	52.41%	69.51%	78.68%	75.24%
Return on average assets	0.98%	0.56%	0.19%	0.44%
Return on average equity	6.39%	2.69%	1.12%	2.00%
Average equity to average total assets	15.29%	21.00%	16.69%	21.94%

	At or for the Three Months Ended June 30,		At or for Nine Months Ended June 30,
	2017	2016	2017	2016
Asset Quality Ratios(4)
Non-performing loans as a percentage of loans receivable, net(5)	2.96%	4.70%	2.96%	4.70%
Non-performing assets as a percentage of total assets(5)	1.87%	2.93%	1.87%	2.93%
Allowance for loan losses as a percentage of total loans	0.74%	0.95%	0.74%	0.95%
Allowance for loan losses as a percentage of non-performing loans	25.32%	20.31%	25.32%	20.31%
Net charge-offs (recoveries) to average loans receivable	-0.10%	-0.01%	0.39%	-0.03%

Capital Ratios(6)
Tier 1 leverage ratio
Company	14.76%	20.35%	14.76%	20.35%
Bank	13.44%	18.02%	13.44%	18.02%
Tier 1 common risk-based capital ratio
Company	24.60%	40.53%	24.60%	40.53%
Bank	22.40%	35.98%	22.40%	35.98%
Tier 1 risk-based capital ratio
Company	24.60%	40.53%	24.60%	40.53%
Bank	22.40%	35.98%	22.40%	35.98%
Total risk-based capital ratio
Company	25.44%	41.40%	25.44%	41.40%
Bank	23.24%	36.85%	23.24%	36.85%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)
The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income. Included in the nine-month period for fiscal 2017 was a one-time charge relating to merger expenses.

(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)
Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. It is the Company's policy to cease accruing interest on all loans which 90 days or more past due as to interest or principal. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.

(6)	The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and results of operations and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core net income (a non-GAAP measure which excludes the effect of the one-time merger-related expenses, the one-time non-cash charge-off related to a large lending relationship and severance expense; management believes many investors desire to evaluate net income without regard to such expenses):

	At or For the Three Months Ended June 30,		At or For the Nine Months Ended June 30,
	2017	2016	2017	2016
		Dollars in Thousands)

Income before income taxes	$3,148	$1,085	$937	$2,574
Income tax expense	1,031	308	230	836
Net (loss) income	2,117	777	707	1,738
One time merger-related costs (net of tax)	--	--	1,968	--
One time charge-off (net of tax)	--	--	1,280	--
One-time severance expense (net of tax)	--	131	--	131
Core net income	$2,117	$908	$3,955	$1,869

The following table shows the reconciliation of book value and tangible book value (a non-GAAP measure which excludes goodwill and core deposit intangible from total equity as calculated in accordance with GAAP). Until the completion of the Polonia acquisition as of January 1, 2017, the Company's book value and tangible book value were identical.

	As of June 30, 2017		As of June 30, 2016
(in thousands, except per share amounts)
	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders' equity	$134,196	$134,196	$113,066	$113,066
Less intangible assets:
Goodwill	--	7,163	--	--
Core deposit intangible	--	747	--	--
Total intangibles	$--	7,910	$--	$--
Adjusted stockholders' equity	$134,196	$126,286	$113,066	$113,066
Shares of common stock outstanding	9,007,735	9,007,735	8,045,544	8,045,544
Adjusted book value per share	$14.90	$14.02	$14.05	$14.05